EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT


         This SECURITIES PURCHASE AGREEMENT ("Agreement") is entered into as of April 14, 1999, by and between Westell Technologies, Inc., a Delaware corporation (the "Company"), with headquarters located at 750 N. Commons Drive, Aurora, Illinois 60504, and the purchasers (each a "Purchaser" and together the "Purchasers") set forth on the execution pages hereof, with regard to the following:

                                    RECITALS

         A. The Company and Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         B. Purchasers desire to purchase, and the Company desires to issue and sell, upon the terms and conditions stated in this Agreement, (i) an amount of the Company's 6% Subordinated Convertible Debentures (the "Debentures") in the form of Exhibit A which is convertible into shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock" and, when taken together with all other classes and series of the Company's common stock, the "Common Stock"), (ii) warrants in the form of Exhibit B (each a "Warrant" and, when taken together with all of the warrants issued hereunder, the "Warrants") entitling the holder thereof to purchase the number of shares (the "Warrant Shares") of Class A Common Stock as set forth below. The Debentures and the PIK Debentures (as defined in the Debenture) are collectively referred to herein as the "Convertible Securities". The shares of Class A Common Stock issuable upon conversion of or otherwise pursuant to the Convertible Securities are referred to herein as the "Conversion Shares." The Convertible Securities, the Warrants, the Cap Debentures (as defined in the Debenture), the Conversion Shares and the Warrant Shares are collectively referred to herein as the "Securities".

         C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchasers hereby agree as follows:

                                    ARTICLE I
                    PURCHASE AND SALE OF SECURITIES; SECURITY

         1.1 Purchase of Debentures and Warrants. The purchase price (the "Purchase Price") to be paid by each Purchaser for the Debenture and Warrant being purchased by such Purchaser and the allocation of the Purchase Price as between such Debenture and Warrant shall be as set forth on each Purchaser's signature page.


         On the date of the Closing (as defined herein), subject to the terms and the satisfaction (or waiver) of the conditions set forth in Articles VI and VII, and notwithstanding any election by the Company, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company
(i) a Debenture in principal amount equal to the Purchase Price set forth below such Purchaser's name on the signature pages hereof and (ii) a Warrant entitling the holder thereof to purchase the number of Warrant Shares set forth below such Purchaser's name on the signature pages hereto. The aggregate purchase price for the Securities purchased at the Closing shall be twenty million dollars ($20,000,000).

         1.2 Form of Payment. At the Closing, each Purchaser shall pay the Purchase Price for the Purchased Securities being purchased by such Purchaser by wire transfer to the Company, in accordance with the Company's written wiring instructions, against delivery of duly executed Debentures and Warrants, and the Company shall deliver to each Purchaser such executed Debentures and Warrants against delivery of such Purchase Price from each Purchaser. The obligations in this Agreement of each Purchaser shall be separate from the obligations of each other Purchaser and shall relate solely to the Purchased Securities to be purchased by such Purchaser. The obligations of the Company with respect to each Purchaser shall be separate from the obligations of the Company to each other Purchaser and shall not be conditioned as to any Purchaser upon the performance of the obligations of any other Purchaser. At the Closing and thereafter, the Company shall cause each of its subsidiaries to enter into such security agreements and perform such obligations as are contemplated by this Agreement and such security agreements and the transactions contemplated hereby and thereby.

         1.3 Closing Date. The date and time of the issuance, sale and purchase of the Securities pursuant to this Agreement shall be the later of (i) the day following the date of this Agreement and (ii) the date upon which all the conditions set forth in Articles VI and VII are satisfied or waived. The Closing shall occur at 11:00 a.m. Chicago time, at the offices of Altheimer & Gray, 10
S. Wacker Drive, Chicago, IL 60606. The date of the Closing is hereinafter referred to as the "Closing Date."

                                   ARTICLE II
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Each Purchaser represents and warrants on the date hereof, solely with respect to itself and its purchase hereunder and not with respect to any other Purchaser or the purchase hereunder by any other Purchaser (and no Purchaser shall be deemed to make or have any liability for any representation or warranty made by any other Purchaser), to the Company as set forth in this Article II. No Purchaser makes any other representations or warranties, express or implied, to the Company in connection with the transactions contemplated hereby and any and all prior representations and warranties, if any, which may have been made by a Purchaser to the Company in connection with the transactions contemplated hereby shall be deemed to have been merged in this Agreement and any such prior representations and warranties, if any, shall not survive the execution and delivery of this Agreement.

         2.1 Purchase for Own Account. Purchaser is purchasing the Securities for Purchaser's own account for investment only and not with a view toward or in connection with the public resale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Purchaser will not resell any of the Securities or any securities which may be issued upon exchange or conversion thereof except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Purchaser understands that Purchaser must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available, and that the Company has no present intention of registering any such Securities other than as contemplated by the Registration Rights Agreement. By making the representations in this
Section 2.1, the Purchaser does not agree to hold any Securities for any minimum or other specific term and reserves the right to dispose of any or all of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act.

         2.2 Accredited Investor Status. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.


         2.3 Reliance on Exemptions. Purchaser understands that the Securities are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Securities.


         2.4 Information. Purchaser and its counsel have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been specifically requested by Purchaser. Purchaser has been afforded the opportunity to ask questions of the Company and has received what Purchaser believes to be complete and satisfactory answers to any such inquiries. Neither such materials or inquiries nor any other due diligence investigation conducted by Purchaser nor any of its representations, warranties, covenants or agreements shall modify, amend or affect Purchaser's right to rely on the Company's representations and warranties contained in Article III. Purchaser understands that Purchaser's investment in the Securities involves a high degree of risk.

         2.5 Governmental Review. Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

         2.6 Transfer or Resale. Purchaser understands that (i) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless subsequently registered thereunder or an exemption from such registration is available (which exemption the Company expressly agrees may be established as contemplated in clauses (b) and (c) of
Section 5.1 hereof or as otherwise may be permissible under the Securities Act);
(ii) any sale of such Securities made in reliance on Rule 144 under the Securities Act (or a successor rule) ("Rule 144") may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities without registration under the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to this Agreement or the Registration Rights Agreement).

         2.7 Legends. Purchaser understands that, subject to Article V hereof, the certificates for the Debentures, Warrants, the Conversion Shares and the Warrant Shares will bear a restrictive legend (the "Legend") in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Except for the Legend in accordance with this Section 2.7 and Section 5.1 hereof and the legend required by the Subordination Agreement (as defined in Section 7.1), the Securities shall bear no other legend.

         2.8 Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Purchaser and are valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their terms.

         2.9 Residency. Purchaser is a resident of the jurisdiction set forth under Purchaser's name on the signature page hereto executed by Purchaser.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each Purchaser on the date hereof that, except for such exceptions which are (a) specifically disclosed in that certain disclosure letter delivered by the Company to each Purchaser concurrently with the execution and delivery of this Agreement by the Company and (b) schedules hereto numbered to conform with the applicable Sections of this Article III with respect to which such exception is being made:

         3.1 Organization and Qualification. The Company and each of its subsidiaries is a corporation duly organized, validity existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on (i) the business, operations, properties, financial condition, operating results or prospects of the Company and its subsidiaries, taken as a whole on a consolidated basis, (ii) the transactions contemplated hereby, (iii) the ability of the Company to perform its obligations under this Agreement, the Debentures, the Warrants or the Registration Rights Agreement (collectively, the "Investment Agreements") or (iv) the Purchaser's interest in the Securities. A "Material Adverse Effect" shall not include (i) adverse general economic conditions, (ii) adverse general industry conditions in the industry in which the Company operates or (iii) of itself, a decline in the Company's stock price.

         3.2 Authorization; Enforcement. (a) The Company has the requisite corporate power and authority to (i) enter into, and perform its obligations under each of the Investment Agreements, (ii) issue, sell and perform its obligations with respect to the Debentures and the Warrants in accordance with the terms hereof and thereof, and (v) issue the Conversion Shares in accordance with the terms and conditions of the Debentures and the Warrant Shares in accordance with the terms and conditions of the Warrants; (b) the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the execution and delivery of the Debentures and the Warrants, and the consummation by it of the transactions contemplated hereby and thereby (including without limitation the issuance of the Convertible Securities and the Cap Debentures and the reservation for issuance and issuance of the Shares and the Conversion Shares) have been duly authorized by all necessary corporate action and, except as set forth on Schedule 3.2 hereof, no further consent or authorization of the Company, its board of directors, or its stockholders or any other person, body or agency is required with respect to any of the transactions contemplated hereby or thereby (whether under rules of the Nasdaq National Market System ("Nasdaq"), the National Association of Securities Dealers or otherwise); (c) this Agreement, the Debentures, the Warrants and the Registration Rights Agreement have been duly executed and delivered by the Company and upon the issuance by the Company of PIK Debentures or Cap Debentures, such PIK Debentures and Cap Debentures will be duly executed and delivered by the Company; and (d) each of the Investment Agreements constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms.

         3.3 Capitalization. The capitalization of the Company as of the date of this Agreement, including the authorized capital stock, the number of shares issued and outstanding, the number of shares reserved for issuance pursuant to the Company's stock option plans, the number of shares reserved for issuance pursuant to securities (other than the Convertible Securities and the Warrants) exercisable for, or convertible into or exchangeable for any shares of Common Stock and the number of shares to be initially reserved for issuance upon conversion of the Convertible Securities and the exercise of the Warrants is set forth on Schedule 3.3. All of such outstanding shares of capital stock have been, or upon issuance will be, validly issued, fully paid and non-assessable. No shares of capital stock of the Company (including the Warrant Shares and the Conversion Shares) are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except as disclosed in Schedule 3.3, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement). The Company has furnished to Purchaser true and correct copies of the Company's Certificate of Incorporation as currently in effect ("Certificate of Incorporation"), and the Company's Bylaws as currently in effect (the "By-laws"). The Company has set forth on
Schedule 3.3 all instruments and agreements (other than the Certificate of Incorporation and By-laws) governing securities convertible into or exercisable or exchangeable for Common Stock of the Company (and the Company shall provide to Purchaser copies thereof upon the request of Purchaser). Except as set forth on Schedule 3.3, the Company has no indebtedness for borrowed money and no agreement providing for indebtedness for borrowed money. Except as disclosed on
Schedule 3.3, the Company has no share purchase agreements, rights plans or agreements containing similar provisions and no agreements containing anti-dilution provisions. The Company shall provide Purchaser with a written update of this representation signed by the Company's Chief Executive Officer or Chief Financial Officer on behalf of the Company as of the date of the Closing and it shall be a condition to Purchaser's obligations at Closing that there are no material changes in such capitalization since the Company's representation on the date hereof. The Company has no subsidiaries, except as provided on Schedule
3.3. Except as set forth on Schedule 3.3, all such subsidiaries included on
Schedule 3.3. are one hundred percent (100%) owned by the Company. Except as provided on Schedule 3.3, the Company has no investments, either debt or equity, in any other entity except for marketable securities. The Loan Agreement (as herein defined) as of the date of this Agreement has been delivered to Purchaser.

         3.4 Issuance of Shares. The Conversion Shares and Warrant Shares are duly authorized and reserved for issuance, and, upon conversion of the Convertible Securities or exercise of the Warrants, each in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company. The Convertible Securities and Warrants are duly authorized and reserved for issuance, and are validly issued, fully paid and non-assessable, and free from all taxes, liens claims and encumbrances and are not and will not be subject to preemptive rights or other similar rights of stockholders of the Company. The Board of Directors of the Company (the "Board") has the right to consent to or to block pursuant to the terms of the Convertible Securities (the "Cap Debenture Election") the issuance of shares of Class A Common Stock in excess of twenty percent (20%) of the outstanding shares of Common Stock upon conversion of the Convertible Securities pursuant to the terms thereof. The Board has unanimously approved the issuance of shares of Common Stock pursuant to this Agreement, upon conversion of the Convertible Securities and upon the exercise of the Warrants pursuant to the terms thereof, including the circumstance where such conversion would, in the aggregate, require issuance in excess of twenty percent (20%) of the outstanding shares of Common Stock (the "Rule 4460(i) Authorization"). No further corporate authorization or approval (other than the authorization and approval of the Rule 4460(i) Authorization by the shareholders of the Company ( the "Shareholder Approval")) is required under the rules of the Nasdaq with respect to the transaction contemplated by this Agreement, including, without limitation, the issuance of the Conversion Shares and the Warrant Shares and the inclusion thereof for trading on the Nasdaq.

         3.5 No Conflicts. The execution, delivery and performance of each of the Investment Agreements, by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance and reservation for issuance, as applicable, of the PIK Debentures, the Cap Debentures, the Warrant Shares and the Conversion Shares) do not and will not
(a) result in a violation of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party (except for such conflicts, defaults, terminations, amendments, accelerations, and cancellations as would not, individually or in the aggregate, have a Material Adverse Effect), or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries, or by which any property or asset of the Company or any of its subsidiaries, is bound or affected which would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation, by-laws or other organizational documents, and neither the Company nor any of its subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any of its subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, except for possible defaults or rights as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted so long as a Purchaser owns any of the Securities, in violation of any law, ordinance, rule, regulation, order, judgment or decree of any governmental entity, court or arbitration tribunal except for possible violations the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under any of the Investment Agreements or to perform its obligations in accordance with the terms hereof or thereof. The purchase and acquisition of the Securities by the Purchaser does not violate any law, rule, regulation, order, judgment or decree applicable to the Company, or require further filing by the Company or Purchaser under such law, rule, regulation, order, judgment or decree, by virtue of the Company's business or assets (it being understood that for the purposes of this sentence, the Company is relying upon the Purchaser's representations and warranties in Article 2 hereof). The Company is not in violation of the listing requirements of Nasdaq and does not reasonably anticipate that the Common Stock will be de-listed by Nasdaq for the foreseeable future, and the Company has made all necessary filings and notifications with, and obtained all necessary approvals from, Nasdaq with respect to the transactions contemplated hereby, including, without limitation, the issuance of the Securities and the listing of the Conversion Shares and the Warrant Shares on the Nasdaq.

         3.6 Registration and SEC Documents. The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and has been so registered since November 30, 1995. Except as disclosed in Schedule 3.6, since March 31, 1998, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed after March 31, 1998 and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being referred to herein as the "SEC Documents"). The Company has delivered to each Purchaser true and complete copies of the SEC Documents (the SEC documents filed prior to the date hereof, the "Filed SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Document is, or has been, required to be updated or amended under applicable law. The financial statements of the Company included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, and the rules and regulations of the SEC during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they do not include footnotes or are condensed or summary statements) and present accurately and completely the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments). Except as set forth in the financial statements of the Company included in the Filed SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred subsequent to the date of such financial statements in the ordinary course of business consistent with past practice and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clause (i) and (ii) next above which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Filed SEC Documents, as supplemented by Schedule 3.6 hereto, contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the properties or assets of the Company or any subsidiary is subject (each a "Contract"). None of the Company, its subsidiaries or, to the best knowledge of the Company, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation relates to indebtedness for borrowed money, is with respect to an obligation in excess of twenty five thousand dollars ($25,000) or would have a Material Adverse Effect. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by the Company or its subsidiaries under any Contract which breach or default would have a Material Adverse Effect.

         3.7 Absence of Certain Changes. Since December 31, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company, except as disclosed in Schedule 3.7.

         3.8 Absence of Litigation. Except as disclosed in Schedule 3.8, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, governmental agency or authority, or self-regulatory organization or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company, any of its subsidiaries, or any of their respective directors or officers in their capacities as such, wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect or would adversely affect the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents. There are no facts which, if known by a potential claimant or governmental agency or authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any of its subsidiaries, could have a Material Adverse Effect.

         3.9 Disclosure. No information relating to or concerning the Company set forth in this Agreement or provided to Purchaser in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Except for the execution and performance of this Agreement, no material fact (within the meaning of the federal securities laws of the United States) exists with respect to the Company or any of its subsidiaries which has not been publicly disclosed.

         3.10 Acknowledgment Regarding Purchaser's Purchase of the Securities. The Company acknowledges and agrees that each Purchaser is acting independently and is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, that this Agreement and the transaction contemplated hereby, and the relationship between each Purchaser and the Company, are "arms-length", and that, except for Purchasers' representations in Article 2 hereof, any statement made by any Purchaser, or any of its representatives or agents, in connection with this Agreement or the transactions contemplated hereby is not advice or a recommendation, is merely incidental to such Purchaser's purchase of the Securities and has not been relied upon in any way by the Company, its officers, directors or other representatives. The Company further represents to Purchaser that the Company's decision to enter into this Agreement and the transactions contemplated hereby has been based solely on an independent evaluation by the Company and its representatives.

         3.11 Current Public Information. On the date hereof, the Company is currently eligible to register the resale of the Conversion Shares and Warrant Shares by the Purchasers on a registration statement on Form S-3 under the Securities Act.

         3.12 No General Solicitation. Neither the Company nor any person acting on behalf of the Company has conducted any "general solicitation," as described in Rule 502(c) under Regulation D, with respect to any of the Securities being offered hereby.

         3.13 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the Securities Act pursuant to the provisions of Regulation
D. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, assuming the accuracy of the representations and warranties herein contained of each Purchaser to the extent relevant for such determination.

         3.14 No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by Purchaser relating to this Agreement or the transactions contemplated hereby, except for dealings with Hambrecht & Quist LLC (the fees of which shall be paid in full by the Company).

         3.15 Acknowledgment of Dilution. The number of Conversion Shares issuable upon conversion of the Convertible Securities and/or Warrant Shares issuable upon exercise of the Warrants may increase substantially in certain circumstances, including the circumstance wherein the trading price of the Common Stock declines. The Company's executive officers and directors have studied and fully understand the terms of this Agreement and the transactions contemplated hereby and the nature of the securities being sold hereunder and recognize that they have a potential dilutive effect. The board of directors of the Company has unanimously concluded in its good faith business judgment that the issuance of the Securities as contemplated hereby is in the best interests of the Company. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Convertible Securities and the Warrant Shares upon exercise of the Warrants is binding upon it and enforceable regardless of the dilution that such issuance may have on the ownership interests of other stockholders.

         3.16 Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles ") used or necessary for the conduct of its business as now being conducted and as previously described in the Company's Annual Report on Form 10-K most recently filed and any subsequently filed reports on Form 10-Q and Form 8-K. Neither the Company nor any subsidiary of the Company infringes on or is in conflict with any right of any other person with respect to any Intangibles nor is there any claim of infringement made by a third party against or involving the Company or any of its subsidiaries, which infringement, conflict or claim, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

         3.17 Foreign Corrupt Practices. Neither the Company, nor any of its subsidiaries, nor any director, officer and, to the best knowledge of the Company, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Without limiting the generality of the foregoing, the Company and its subsidiaries have not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its or their employees and sales representatives with respect to such sales.

         3.18 Key Employees. Each Key Employee (as defined below) is currently serving the Company in the capacity disclosed in Schedule 3.18. No Key Employee, to the best of the knowledge of the Company and its subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters. No Key Employee has, to the best of the knowledge of the Company and its subsidiaries, any intention to terminate or limit his employment with, or services to, the Company or any of its subsidiaries, nor is any such Key Employee subject to any constraints (e.g., litigation) which would cause such employee to be unable to devote his full time and attention to such employment or services. "Key Employee" means each of Marc Zionts, J. William Nelson, Stephen J. Hawrysz, Richard P. Reviere, Marc Hafner and William Noll.

         3.19 Solvency. Immediately before and after giving effect to the transactions contemplated by this Agreement, the Company (i) has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due, (ii) owns and will have assets, the fair saleable value of which is (a) greater than the total amount of its liabilities (including contingent liabilities) and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured, and (iii) has and will have capital that is not unreasonably small in relation to its business as presently conducted and as proposed to be conducted.

         3.20 Year 2000 Compliance. The information set forth in the Filed SEC Documents with respect to Year 2000-related compliance by the Company does not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein not misleading. Management of the Company believes in good faith that Seller's testing compliance program and contingency plan, in each case regarding Year 2000-related matters, are adequate to prevent a Material Adverse Effect.

                                   ARTICLE IV
                                    COVENANTS

         4.1 Best Efforts. The Company shall use its best efforts timely to satisfy each of the conditions described in Articles VI and VII of this Agreement.


         4.2 Securities Laws. The Company agrees to file a Form D with respect to the Securities with the SEC as required under Regulation D and to provide a copy thereof to each Purchaser on or prior to the date of the Closing. The Company agrees to file a Form 8-K disclosing this Agreement and the transactions contemplated hereby with the SEC as soon as possible, but in any event within two (2) business days following the date of Closing. Such Form 8-K shall contain as exhibits this Agreement, the form of Debenture, the form of Warrant and the Registration Rights Agreement. The Company shall, on or prior to the date of the Closing, take such action as is necessary to sell the Securities to each Purchaser in accordance with applicable securities laws of the states of the United States, and shall provide evidence of any such action so taken to each Purchaser on or prior to the date of the Closing. Without limiting any of the Company's obligations under any Investment Agreement from and after the date of the Closing, neither the Company nor any person acting on its behalf shall take any action which would adversely affect any exemptions from registration under the Securities Act with respect to the transactions contemplated hereby.

         4.3 Reporting Status. So long as any Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

         4.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for working capital and general corporate purposes; pending such uses, the Company intends to invest the proceeds in short-term interest-bearing securities.

         4.5 Restriction on Issuance of Securities. (a) For a period beginning on the date hereof and ending one hundred and eighty (180) days after the date of the Closing, the Company shall not issue or agree to issue, (except (i) to Purchasers pursuant to this Agreement, the Convertible Securities or the Warrants, (ii) equity securities issued in a public offering, (iii) equity securities issued as payment for corporate acquisitions, (and issuances of convertible securities, options and rights in exchange for equivalent outstanding instruments of the other business combination party, to the extent required by its terms) (iv) shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock, or (v) stock options issued to directors, officers and employees pursuant to any employee stock option, stock purchase or restricted stock plan of the Company in effect on the date hereof up to the aggregate amounts set forth on Schedule 4.5 hereto), any equity securities, any equity-like or any equity-linked securities (or any security convertible into or exercisable or exchangeable, directly or indirectly, for equity, equity-like or equity-linked securities of the Company) (each of the foregoing being a "Restricted Security"). At the Closing, the Company will deliver to each Purchaser a letter in the form of Exhibit G providing a right of first refusal to such Purchaser with respect to future issuances of securities by the Company which occur during the period beginning six (6) months after the date of the Closing and ending twelve (12) months after the date of the Closing.

         4.6 Expenses. The Company shall pay to each Castle Creek Technology Partners LLC ("CCTP"), or at its direction, at the Closing, reimbursement for the expenses incurred by it and its affiliates and advisors in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other agreements and documents to be executed in connection herewith, including, without limitation, CCTP's and its affiliates' and advisors' due diligence and attorneys' fees and expenses (the "Expenses"); provided, however, that such reimbursement of Expenses shall not exceed $60,000. In addition, from time to time thereafter, upon CCTP's written request, subject to such $60,000 limit, the Company shall pay to CCTP such Expenses, if any, not so paid at the Closing and/or covered by such payment, in each case to the extent incurred by CCTP.

         4.7 Information. The Company agrees to send the following reports to each Purchaser until such Purchaser transfers, assigns or sells all of its
Securities: (a) within three (3) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, any proxy statements and any Current Reports on Form 8-K; and (b) within one (1) day after release, copies of all press releases issued by the Company or any of its subsidiaries. The Company further agrees to promptly provide to any Purchaser any information with respect to the Company, its properties, or its business or Purchaser's investment as such Purchaser may reasonably request; provided, however, that if any information requested by a Purchaser from the Company contains material non-public information, the Company shall inform the Purchaser in writing that the information requested contains material non-public information and shall in no event provide the material non-public portion of such information to Purchaser without the express prior written consent of such Purchaser after being so informed.

         4.8 Intentionally omitted.

         4.9 Intentionally omitted.

         4.10 Prospectus Delivery Requirement. Each Purchaser understands that the Securities Act may require delivery of a prospectus relating to the Class A Common Stock in connection with any sale thereof pursuant to a registration statement under the Securities Act covering the resale by such Purchaser of the Class A Common Stock being sold.

         4.11 Intentional Acts or Omissions. The Company shall not intentionally perform any act which if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby or the benefits intended to be secured thereby by the Purchasers (including, without limitation, pursuant to any agreements or documents obtained by the Company as a condition to any Closing hereunder).

         4.12 Corporate Existence. So long as any Purchaser beneficially owns any Convertible Securities or Warrants, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith regardless of whether or not the Company would have had a sufficient number of shares of Class A Common Stock authorized and available for issuance in order to effect the conversion of all Convertible Securities outstanding as of the date of such transaction and (ii) is a publicly traded corporation whose Common Stock is listed for trading on The Nasdaq National Market or the New York Stock Exchange.

         4.13 Share Authorization. The Company covenants and agrees that it shall (i) solicit by proxy the authorization and approval (the "Shareholder Approval") of the Rule 4460(i) Authorization by the stockholders of the Company and (ii) use its best efforts to obtain the Shareholder Approval at its next annual stockholder meeting, which shall not be held later than September 20, 1999.

         4.14 Intentionally omitted.

         4.15 Reserved Amount. On the date of the Closing and thereafter, the Company shall have authorized and reserved and keep available for issuance not less than 8,500,000 (subject to equitable adjustment for any stock splits, stock dividends, reclassification or similar events and subject to reduction for the number of any shares of Class A Common Stock issued upon conversion of the Convertible Securities and upon the exercise of the Warrants) shares of Class A Common Stock (the " Reserved Amount") solely for the purpose of effecting the conversion of the Convertible Securities and the exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a sufficient number of shares of Class A Common Stock to provide for the full conversion of all Convertible Securities and the issuance of the shares of Class A Common Stock in connection therewith and the full exercise of the Warrants and the issuance of the shares of Class A Common Stock in connection therewith, in each of the foregoing cases without regard to any limitation on conversion or exercise. The Reserved Amount shall be allocated ratably among the Purchasers in accordance with the principal amount of Convertible Securities and Warrants held by them from time to time. If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") shall be less than 175% of the number of shares of Class A Common Stock issuable upon conversion of Convertible Securities and 100% of the number of shares then issuable upon exercise of the Warrants on such trading days, the Company shall immediately notify each Purchaser of such occurrence and shall take action as soon as possible, but in any event within sixty (60) days after an Authorization Trigger Date (including, if necessary, shareholder approval to authorize the issuance of additional shares of Class A Common Stock), to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Class A Common Stock then issuable upon conversion of the Convertible Securities and 100% of the number of shares then issuable upon exercise of the Warrants in each of the foregoing cases without regard to any limitation on conversion or exercise.

         4.16 Additional Amounts. All payments made by the Company under or with respect to the Convertible Securities will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of any government or any political subdivision or taxing authority or agency thereof or therein (hereinafter "Taxes") unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Convertible Securities, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Convertible Securities (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted. The Company will furnish to each holder on its request certified copies of tax receipts evidencing the payment of any Taxes by the Company, in such form as provided in the normal course by the taxing authority imposing such Taxes and as are reasonably available to the Company, within 30 days after the later of the date of receipt of such evidence and the date of receipt of such request. At least 30 days prior to each date on which any payment under or with respect to the Convertible Securities is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the thirtieth (30th) day prior to the date on which payment under or with respect to the Convertible Securities is due and payable, in which case it shall be as promptly as possible thereafter), the Company will deliver to all holders of Convertible Securities a certificate stating the fact that such Additional Amounts will be payable and the amounts so payable. Whenever there is mentioned, in any context, the payment of principal, interest, if any, or any other amount payable under or with respect to any Convertible Securities, such mention shall be deemed to refer as well to the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

         4.17 Waiver of Usury Defense. To the extent permitted by applicable law, the Company agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and will actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the effective interest rate on the Convertible Securities violates present or future usury or other laws relating to the interest payable on any indebtedness and will not otherwise avail itself (and will actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

         4.18 Permanent Financing. The Company agrees to use its best efforts to obtain financing sufficient to provide for the payment or prepayment in full of the Convertible Securities, and to effect such payment or prepayment on or before the Maturity Date (as defined in the Debenture).

         4.19 Further Restriction on Issuance of Securities. Except with respect to a transaction that is a Major Transaction (as defined in each of the Debenture and the Warrant and as to which the provisions of Section 8.3 of the Debenture and Section 4(e) of the Warrant shall apply), except for issuances (i) in the ordinary course of business pursuant to employee stock option and employee stock purchase plans in effect on the date hereof and (ii) up to eight and two tenths percent (8.2%) of Conference Plus, Inc. a subsidiary of the Company, to a strategic investor (provided that in each case of (i) and (ii) the Company shall at all times continue to own at least eighty percent (80%) of such subsidiary), while any Purchaser holds at least $2,500,000 principal amount of Debentures, the Company and each of its subsidiaries, without the consent of such Purchaser (it being understood and agreed that a determination with respect to such consent shall not be unreasonably delayed and any failure to consent shall be accompanied by a written description in reasonable detail setting forth the reason for so not consenting), shall not, directly or indirectly, issue or authorize for issuance, or enter into any commitment to issue, sell, transfer, distribute or otherwise dispose of any equity security of any of, or with respect to, the Company's subsidiaries, in each case, in any manner that would adversely affect in a material manner the interests of such Purchaser in the Securities.

                                    ARTICLE V
                   LEGEND REMOVAL, TRANSFER, AND CERTAIN SALES

         5.1 Removal of Legend. The Legend shall be removed and the Company shall issue a certificate without any legend to the holder of any Security upon which such Legend is stamped, and a certificate for a Security shall be originally issued without the Legend if (a) the sale of such Security is registered under the Securities Act, (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions (the reasonable cost of which shall be borne by the Company) to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act, (c) such Security can be sold pursuant to Rule 144 and a registered broker dealer provides to the Company's transfer agent and counsel copies of (i) a "will sell" letter satisfying the guidelines established by the SEC and its staff from time to time and (ii) a customary seller's representation letter with respect to such a sale to be made pursuant to Rule 144 and (iii) a Form 144 in respect of such Security executed by such holder and filed (or mailed for filing) with the SEC or (d) such Security can be sold pursuant to Rule 144(k). Each Purchaser agrees to sell all Securities, including those represented by a certificate(s) from which the Legend has been removed, or which were originally issued without the Legend, pursuant to an effective registration statement and to deliver a prospectus in connection with such sale or in compliance with an exemption from the registration requirements of the Securities Act. In the event the Legend is removed from any Security or any Security is issued without the Legend and thereafter the effectiveness of a registration statement covering the resale of such Security is suspended or a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to Purchaser holding such Security, the Company may require that the Legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or Rule 144 or with respect to which the opinion referred to in clause
(b) next above has not been rendered, which Legend shall be removed when such Security may be sold pursuant to an effective registration statement or Rule 144 or such holder provides the opinion with respect thereto described in clause (b) next above. In the event that a Purchaser privately transfers or otherwise privately disposes of any Security which does not contain a Legend and as to which following such transfer or other disposition the transferee is not entitled to sell such Security freely or pursuant to Rule 144 and the re-sale of such Security by such transferee is not immediately thereafter registered under the Securities Act, then, in connection with such transfer or other disposition Purchaser and such transferee shall submit such Security for re-legending applicable to such Security as held by such transferee.

         5.2 Transfer Agent Instructions. The Company shall instruct its transfer agent to issue certificates, registered in the name of each Purchaser or its nominee, for the Conversion Shares or Warrant Shares in such amounts as specified from time to time by such Purchaser to the Company upon, and in accordance with, the conversion of the Convertible Securities and the exercise of the Warrants. Such certificates shall bear a legend only in the form of the Legend and only to the extent permitted by Section 5.1 above. The Company warrants that no instruction other than such instructions referred to in this
Article V, and no stop transfer instructions other than stop transfer instructions to give effect to Section 2.6 hereof in the case of the Conversion Shares or Warrant Shares prior to registration under the Securities Act, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company. Nothing in this Section shall affect in any way a Purchaser's obligations and agreement set forth in Section 5.1 hereof to resell the Securities pursuant to an effective registration statement and to deliver a prospectus in connection with such sale or in compliance with an exemption from the registration requirements of applicable securities laws. Without limiting any other rights of Purchasers or obligations of the Company, if (a) a Purchaser provides the Company with an opinion of counsel, which opinion of counsel shall be in form, substance and scope customary for opinions of counsel in comparable transactions (the reasonable cost of which shall be borne by the Company), to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from registration or (b) a Purchaser transfers Securities pursuant to Rule 144, the Company shall permit the transfer, and, in the case of the Conversion Shares and Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denomination as specified by such Purchaser in order to effect such a transfer or sale. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Article V will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Article V, that a Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                                   ARTICLE VI
                 CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL

         6.1 Conditions to the Company's Obligation to Sell. The obligation of the Company hereunder to issue and sell the Purchased Securities to a Purchaser at the Closing is subject to the satisfaction, as of the date of such Closing and with respect to such Purchaser, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

                  (i) Such Purchaser shall have executed the signature page to this Agreement and the Registration Rights Agreement and delivered the same to the Company.

             (ii) Such Purchaser shall deliver the applicable Purchase Price for the Convertible Securities and Warrants purchased at such Closing.

             (iii) The representations and warranties of such Purchaser shall be true and correct as of the date when made and as of such Closing as though made at that time, and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to such Closing. (iv) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE VII
              CONDITIONS TO EACH PURCHASER'S OBLIGATION TO PURCHASE

         7.1 Conditions to the Closing. The obligation of each Purchaser hereunder to purchase the Convertible Securities and Warrants to be purchased by it on the date of the Closing is subject to the satisfaction of each of the following conditions, provided that these conditions are for each Purchaser's sole benefit and may be waived by such Purchaser (with respect to it) at any time in such Purchaser's sole discretion:

                  (i) The Company shall have executed the signature page to this Agreement, the Warrant and the Registration Rights Agreement and delivered the same to Purchaser.

                  (ii) The Company shall have delivered duly executed Debentures (in such denominations as Purchaser shall request) being so purchased by Purchaser at the Closing.

                  (iii) The Class A Common Stock, including 7,251,887 shares for issuance as Conversion Shares and the Warrant Shares, shall be listed on The Nasdaq National Market or the New York Stock Exchange, subject to issuance, and trading in the Class A Common Stock shall not have been suspended by The Nasdaq National Market or the New York Stock Exchange, the SEC or other regulatory authority and no de-listing or suspension shall be reasonably likely in the judgment of Purchaser for the foreseeable future.

                  (iv) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing as though made at that time and the Company shall have performed, satisfied and complied with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing. Purchaser shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing to the foregoing effect and as to such other matters as may be reasonably requested by Purchaser.

                  (v) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (vi) Purchaser shall have received the officer's certificate described in Section 3.3, dated as of the Closing.

                  (vii) Purchaser shall have received the opinion of the Company's counsel, dated as of the Closing, in the form attached hereto as Exhibit D.

                  (viii) The Company's transfer agent has agreed to act in accordance with irrevocable instructions in the form attached hereto as Exhibit E.

                  (ix) Purchaser shall have received the Solvency Certificate in the form of Exhibit F.

                  (x) The Company shall have received and delivered to Purchaser an amendment under its Loan and Security Agreement dated as of October 13, 1998 by and among LaSalle National Bank ("LaSalle"), Westell Technologies, Inc., Westell, Inc., Westell International, Inc., and Conference Plus, Inc., in the form attached as Exhibit H and, since the date of this Agreement, no other changes to that loan agreement have been made except as contemplated by clause
(3) of (xvi) below.

                  (xi) The Company shall have delivered to each Purchaser a letter in the form of Exhibit G hereto providing a right of first refusal to such Purchaser with respect to future issuances of securities by the Company.

                  (xii) No event has occurred which constitutes an Event of Failure (as defined in the Debenture) or an Event of Default (as defined in the Loan Agreement), or which would constitute an Event of Failure or an Event of Default with notice or the passage of time or both which have not been cured or waived to the satisfaction of Purchaser.

                  (xiii) [Intentionally Deleted].

                  (xiv) The Company has entered into a Security Agreement with each Purchaser in the form attached hereto as Exhibit I.

                  (xv) [Intentionally Deleted].

                  (xvi) LaSalle shall have entered into a Subordination Agreement with Purchasers (the "Subordination Agreement") which shall (v) provide for a "standstill" period of not longer than thirty (30) days following an Event of Failure during which any Purchaser shall be required to refrain from foreclosing on any collateral of the Company securing the Debentures (the "Standstill Period"), (w) permit payments to be made pursuant to Section 7.5 of the Debentures (for a period not to exceed thirty (30) days) in an amount equal to 1% per day of the aggregate principal amount on the Debentures to the extent that such payments will not result in any breach of the covenants contained in
Section 6.1(b) of the Loan Agreement as in effect on the date hereof (measured as if such payments had been made at the end of the immediately preceding financial period reported to LaSalle), (x) permit payments of interest and payments of outstanding principal and interest upon maturity of the Debentures and permit payments of outstanding principal and interest upon maturity of the Cap Debentures, (y) permit payment of interest under the Debentures (including interest payments pursuant to Section 10.2 of the Debenture), Conversion Default Payments (as defined in the Debentures) pursuant to Section 6.1 of the Debentures, any required payments pursuant to Section 6.2 of the Debentures, any required payments pursuant to Section 8.9 of the Debentures, any required payments pursuant to Section 8.3 of the Debentures, any required payments pursuant to Section 1(e) of the Warrants, any required payments pursuant to
Section 4(e) of the Warrants and required payments pursuant to Section 2.3 of the Registration Rights Agreement (all of the foregoing payments described in the foregoing clauses (w), (x) and (y) being referred to herein as "Permitted Payments"), in each case (1) prior to the declaration of an Event of Failure and the expiration of the Standstill Period, (2) to the extent that there has not occurred an Event of Default under the Loan Agreement (taking into account clause (z) below) and (3) to the extent such payments will not result in any breach of the covenants contained in Section 6.1(b) of the Loan Agreement as in effect on the date hereof (measured as if such payments had been made at the end of the immediately preceding financial period reported to LaSalle) and (z) contain an Agreement by LaSalle that events giving rise to Permitted Payments shall not of themselves constitute Events of Default under the Loan Agreement unless and until any such event results in a Demand Redemption Notice having been delivered under the Debenture.

                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

         8.1 Effect. The provisions of this Article VIII will remain in effect as long as any Convertible Securities remain outstanding, except that the covenants contained in Sections 8.13, 8.15, 8.17, 8.20 and 8.25 shall not apply during such time as (i) less than five million dollars ($5,000,000) principal amount of Debentures are outstanding and (ii) no Cap Debentures are outstanding.


         8.2 Definitions. For purposes of this Article VIII, the following terms shall have the indicated meaning:

                  "Affiliate" means (i) any shareholder of the Company or any of its subsidiaries, (ii) any corporation or any other person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company or any of its subsidiaries or (iii) any officer, director, trustee, partner or shareholder of any corporation or any other person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company or any of its subsidiaries.

                  "Employee Plan" includes any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Company and each of its subsidiaries and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")) or any multi-employer plan, maintained or administered by the Company and each of its subsidiaries to which the Company or any of its subsidiaries is a party or may have any liability or by which the Company or any of its subsidiaries is bound.

                  "Environmental Laws" means all federal, state and local Laws (including, without limitation, the common law), statutes, ordinances, rules, regulations and other requirements (including, without limitation, administrative orders, consent agreements and conditions contained in the applicable permits), relating to health, safety and the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., and the Clean Air Act 42. U.S.C. ss. 7401 et seq., as amended or hereafter amended.

         8.3 Intentionally omitted.

         8.4 Financial Information and Reporting. The Company shall cause to be furnished to the Purchasers:

                  (i) As soon as practicable and, in any event, within ninety
         (90) days after the end of each of the Company's fiscal years, beginning with the fiscal year ended March 31, 1999, a written statement of such Company's independent certificated public accountant
         (i) that in performing the audit such accountant has not obtained knowledge of any Event of Default or any Event of Failure, or disclosing all Events of Default or Events of Failure of which it has obtained knowledge and (ii) that such accountant is aware that the Purchasers are relying on such accountant's certification, together with a copy of the Company's 10-K, as filed with the SEC;

                  (ii) Without limitation, but without duplication of, obligations under 8.22 and 8.23, together with the delivery of the Company's 10-Q and 10-K required to be delivered under this Agreement, a certificate of the Company executed by an authorized officer of the Company stating whether any Event of Default or Event of Failure, or any event which, with the passage of time or giving of notice or both, would constitute such an Event of Default or Event of Failure, currently exists and is continuing and what action, if any, the Company and/or any of its subsidiaries is taking or propose to take with respect thereto;

                  (iii) Without limitation, but without duplication of, obligations under 8.22 and 8.23, promptly after the occurrence thereof, notice, in writing, of any Event of Default or Event of Failure, or any event which, with the passage of time or giving of notice or both, would constitute such an Event of Default or Event of Failure and what action, if any, the Company and/or any of its subsidiaries are taking or propose to take with respect thereto; and

                  (iv) Promptly after the occurrence thereof, a Material Adverse Effect.

         8.5 Intentionally omitted.

         8.6 Corporate Existence. The Company and each of its subsidiaries shall maintain and preserve their corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue their operations and business as now conducted and will generally continue the substantially same lines of business as those being presently conducted and related businesses in the telecommunications area which would not have a Material Adverse Effect.

         8.7 Taxes and Laws. The Company and each of its subsidiaries will pay when due all taxes, including excise taxes and duty, assessments, charges and levies imposed on the Company and each of its subsidiaries or any of their income, profits, property or assets, or which they are required to withhold and pay out, and will comply with all applicable present and future laws unless the Company or any of its affiliates is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above, subject to appropriate reserves, and such contest does not have or cause a Material Adverse Effect or impair the Company or any of its affiliates ability to perform any of its material obligations.

         8.8 Repair and Maintenance. The Company and each of its subsidiaries will maintain all of their assets and properties in good condition and repair and in proper working order, normal wear and tear excepted as the Company deems necessary for the conduct of its business.

         8.9 Intentionally omitted.

         8.10 Employee Plans. The Company and each of its subsidiaries shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from or terminate any such Employee Plans, unless such withdrawal or termination can be effected or such Employee Plans can be terminated without material liability to the Company and each of its subsidiaries; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Purchasers immediately upon receipt by the Company or any of its subsidiaries of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; and (v) promptly advise the Purchasers of the occurrence of any Reportable Event or Prohibited Transaction that is not exempt by statute, as defined in ERISA, with respect to any such Employee Plans.

         8.11 Intentionally deleted.

         8.12 Environmental Matters - Indemnification. The Company and each of its subsidiaries shall take or cause to be taken all actions to comply in all material respects with the requirements of all Environmental Laws including, without limitation, all filing and reporting requirements thereof. The Company hereby agree to indemnify, hold harmless and reimburse the Purchaser for any and all loss, damage, expenses or costs of any kind or nature arising out of or incurred in connection with any prior, existing or future violations by the Company and each of its subsidiaries of any Environmental Laws.

         8.13 Transfer of Assets. The Company and each of its subsidiaries shall not sell, lease, transfer or otherwise dispose of any of their assets, properties or rights, except in the ordinary course of business consistent with past practice except as permitted by the holders of Permitted Senior Indebtedness.

         8.14 Intentionally deleted.

         8.15 Prepayment or Modification of Indebtedness. Except for Permitted Senior Indebtedness (as defined below) the Company and each of its subsidiaries will not incur any additional indebtedness, including for purposes of this
Section 8.15 any capitalized leases. Except for Permitted Senior Indebtedness, the Company and each of its subsidiaries will not (i) prepay any indebtedness for money borrowed or any indebtedness secured by any of their assets and (ii) enter into or modify any agreement as a result of which the terms of payment of any of the foregoing indebtedness are amended or modified in a manner which would accelerate its payment. "Permitted Senior Indebtedness" shall mean (i) the obligations of the Company pursuant to that certain Loan and Security Agreement dated as of October 13, 1998 by and among LaSalle National Bank, the Company, Westell, Inc., Westell International, Inc., and Conference Plus, Inc., in its form as of the date of the Closing as amended and in effect (the "Loan Agreement") and any extensions, amendments and replacements of the Loan Agreement (x) which do not increase the amount outstanding, other than increases resulting from an increase in the Company's inventory or receivables borrowing base (provided that the advance rates with respect to such inventory and receivables are no more favorable to the Company than contained in the Loan Agreement as of the date of this Agreement) and (y) which do not otherwise materially increase amounts required to be paid under the Loan Agreement as of the date of this Agreement, and which, in any event, (other than by virtue of indebtedness permitted by the foregoing clause (x)) do not affect the Purchasers or the Purchasers' interests in the Securities in any manner materially more adverse to the Purchasers than the Loan Agreement in its form as of the date of the Closing, (ii) capitalized leases of the Company in existence as of the date hereof or for Permitted Capital Expenditures (as defined in Section 8.20), (iii) existing purchase money financing and purchase money financing for Permitted Capital Expenditures and (iv) Permitted Acquisition Financing (as defined below); provided, however that the Company shall not incur any Permitted Acquisition Financing (x) during the period beginning on the date hereof and ending one hundred and eighty (180) days after the Closing, unless the Company shall have effectively waived the restrictions on conversion of the Debentures during such period contained in Section 3.7(c) of the Debentures and shall not have issued, and shall have waived its right to thereafter issue, Cap Debentures, (y) during the continuance of any Event of Failure or any event which, with notice or the passage of time or the continuance of such event, would constitute an Event of Failure or (z) at any time that the Conversion Shares cannot then be effectively sold pursuant to an effective registration statement filed with the SEC pursuant to the Registration Rights Agreement. For purposes of this Section 8.15: the term "Permitted Acquisition Financing" means
(a) Pari Passu Indebtedness (defined below) which meets the Acquisition Financing Criteria and which does not provide for maturity, under any circumstances, until following the maturity of the Debentures and (b) indebtedness that (i) is senior to the indebtedness evidenced by the Debentures,
(ii) is issued to finance the acquisition of a conferencing services business which, on a pro forma basis after giving effect to the incurrence of such indebtedness, will provide the Company with an additional $100,000 per year in cash flow (a "CSB Acquisition"), and (iii) meets the Acquisition Financing Criteria; the "Acquisition Financing Criteria" with respect to indebtedness incurred to finance the acquisition by the Company of any business shall be satisfied if (i) on a pro forma historical basis (with respect to an acquisition that is not a CSB Acquisition), for the most recent 12-month period ended prior to the consummation of such acquisition, the Company's gross margin would have been greater than the actual gross margin of the Company for such prior 12-month period, (ii) on a pro forma projected basis, for the 12 month period commencing as of the consummation of such acquisition, the Company's (x) gross margin (with respect to an acquisition that is a CSB Acquisition) and earning per share would each be greater than the projected gross margin or earnings per share (with respect to any acquisition), as the case may be, of the Company for such future 12-month period in the absence of such acquisition and (y) operating expenses as a percentage of gross revenues would be less than projected operating expenses as a percentage of gross revenues for such future 12-month period in the absence of such acquisition, and (iii) such indebtedness does not cause the Company's debt to equity ratio to exceed 1:2, including as equity for these purposes any outstanding Debentures, in each case, with respect to the foregoing clauses (i) through (iii), as determined by the Board of Directors of the Company in good faith. Upon any replacement of LaSalle National Bank as senior lender, Purchasers agree to execute and deliver a subordination agreement with such replacement senior lender in substantially the same form as the Subordination Agreement. "Pari Passu Indebtedness" means indebtedness which shares equal priority as to payment and lien with the Purchasers' rights to payment and lien under the Debentures and the Security Agreement, pro rata, in the proportion that the principal amount outstanding of each of the Debentures and such pari passu indebtedness bears to the sum of the outstanding principal amount of the Debentures plus the outstanding principal amount of such indebtedness and Purchasers agree to execute and deliver any required documents which evidence the pari passu status of such liens.

         8.16 Transactions with Affiliates. The Company and each of its subsidiaries will not enter into any agreement or arrangement, written or oral, directly or indirectly, with an Affiliate, or provide services or sell goods to, or for the benefit of, or pay or otherwise distribute monies, goods or other valuable consideration to, an Affiliate, except upon fair and reasonable terms no less favorable to the Company and each of its subsidiaries than terms in a comparable arm's length transaction with an unaffiliated person or entity and except for intercompany debt.

         8.17 Guarantees. The Company and each of its subsidiaries shall not guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable in any manner with respect to the obligations or liabilities of any other person or entity, except by endorsement of instruments or items for payment or deposit or collection and except for guarantees by the Company of indebtedness or other obligations of its subsidiaries permitted by Section 8.15 or other obligations of its subsidiaries guaranteed in the ordinary course of business consistent with past practice and which do not otherwise constitute a violation of the obligations of the Company or its subsidiaries under this Agreement or the Debentures or the Cap Debentures.

         8.18 Intentionally deleted.

         8.19 Intentionally deleted.

         8.20 Capital Expenditures. The Company and each of its subsidiaries shall not make or incur or commit to incur aggregate capital expenditures in any fiscal year in excess of ten percent (10%) of the Company's revenues for its immediately preceding fiscal year ("Permitted Capital Expenditures").

         8.21 Limitation of Agreements. Except for the Subordination Agreement, the Company will not, and will not permit any Subsidiary to, enter into any Contract, or any amendment, modification, extension or supplement to any existing Contract, which contractually prohibits the Company from paying interest on, or principal of, the Debentures or effecting the conversion of the Debentures.

         8.22 Compliance Certification. At the end of each quarter of the Company's fiscal year, the Company shall deliver to each Purchaser a certificate of an authorized financial officer of the Company regarding compliance by the Company with the covenants set forth herein and certifying that no default under this Agreement, default or Event of Default under the Loan Agreement, or default or Event of Failure under the Debentures shall have occurred and be continuing.

         8.23 Notice of Breach. As promptly as practicable, and in any event not later than five business days after senior management of the Company becomes aware thereof, the Company shall provide each Purchaser with written notice of any breach by the Company of any provision of this Agreement, the Senior Indebtedness or the Debentures, including, without limitation, this Article VIII, specifying the nature of such breach and any actions proposed to be taken by the Company to cure such breach.

         8.24 Intentionally deleted.

         8.25 Liens. The Company shall not create or suffer to exist any Lien upon any of its property now owned or hereafter acquired, or acquire any property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement, other than Permitted Liens and Liens to secure Permitted Senior Indebtedness. As used in this Agreement:
(a) "Lien" means any mortgage, lien, title claim, assignment, encumbrance, security interest, adverse claim, contract of sale, restriction on use or transfer or other defect of title of any kind; and (b) "Permitted Liens" means
(i) statutory Liens for Taxes not yet due; (ii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and (iv) Liens securing Permitted Senior Indebtedness.

                                   ARTICLE IX
                          GOVERNING LAW; MISCELLANEOUS

         9.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the State of New York. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the state of New York and the state courts located in the County of New York in the State of New York in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by the first class mail shall be deemed in every respect effective service of process upon the Company in any suit or proceeding arising hereunder. Nothing herein shall affect Purchaser's right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

         9.2 Counterparts. This Agreement may be executed in two or more counterparts, including, without limitation, by facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause additional original executed signature pages to be promptly delivered to the other parties.

         9.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         9.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

         9.5 Scope of Agreement; Amendments. This Agreement and the documents and instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, no Purchaser makes any representation, warranty, covenant or undertaking with respect to the transactions contemplated hereby. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Purchaser.

         9.6 Notice. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or by facsimile-machine confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

                           If to the Company:

                           Westell Technologies, Inc.
                           750 N. Commons Drive
                           Aurora, IL 60504
                            Telecopy: (630) 375-4940
                          Attention: Stephen J. Hawrysz

                           with a copy to:

                           Neal J. White, P.C.
                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, IL 60606
                           Telecopy:  (312) 984-3669
                           Attention:  (312) 984-7579

If to any Purchaser, to such address set forth under such Purchaser's name on the signature page hereto executed by such Purchaser. Each party shall provide notice to the other parties of any change in address.

         9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor any Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, which, in the case of any consent required of the Company, shall not be unreasonably withheld. Notwithstanding the foregoing, each Purchaser may assign its rights and obligations hereunder and may transfer any or all of its Securities to any of its "affiliates",as that term is defined under the Exchange Act, without the consent of the Company so long as such affiliate is an accredited investor. This provision shall not limit each Purchaser's right to transfer the Securities pursuant to the terms of this Agreement. In addition, and notwithstanding anything to the contrary contained in this Agreement, the Convertible Securities, the Warrants or the Registration Rights Agreement, the Securities may be pledged, and all rights of Purchaser under this Agreement or any other agreement or document related to the transaction contemplated hereby may be assigned, without further consent of the Company, to a bona fide pledgee in connection with a Purchaser's margin or brokerage accounts.

         9.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         9.9 Survival. The representations, warranties, agreements and covenants of the Company in this Agreement shall survive each and every Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Purchaser. The Company agrees to indemnify and hold harmless each Purchaser and each of each Purchaser's officers, directors, employees, partners, agents and affiliates for loss or damage arising as a result of or related to (a) any breach by the Company of any of its representations or covenants set forth herein, or (b) any cause of action, suit or claim brought or made against such indemnitee, other than by the Company solely for breach of this Agreement, the Warrant, the Debenture or the Registration Rights Agreement by the indemnitee or by governmental or regulatory authorities, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto or contemplated hereby, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or the status of Purchaser as an investor in the Company, except to the extent that such actual loss or damage directly results from a breach by such indemnitee of this Agreement, the Warrant, the Debenture or the Registration Rights Agreement or from a violation of law. The right to indemnification shall include the right to advancement of expenses as they are incurred

         9.10 Public Filings; Publicity. Immediately following execution of this Agreement, the Company shall issue a press release with respect to the transactions contemplated hereby. The Company and each Purchaser shall have the right to approve before issuance any press releases (including the foregoing press release), SEC or other filings, or any other public statements, with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or SEC, Nasdaq, NASD or exchange filings with respect to such transactions as is required by applicable law and regulations (although each Purchaser shall (to the extent time permits) be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof).

         9.11 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         9.12 Remedies. No provision of this Agreement providing for any remedy to a Purchaser shall limit any remedy which would otherwise be available to such Purchaser at law or in equity. Nothing in this Agreement shall limit any rights a Purchaser may have with any applicable federal or state securities laws with respect to the investment contemplated hereby.

         9.13 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

         9.14 Termination. In the event that the Closing shall not have occurred by April 16, 1999, unless the parties agree otherwise, this Agreement shall terminate; except for any material breach of this Agreement prior to the termination of this Agreement, no party shall have any liability to any other party hereunder in the event of such termination.

         IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

WESTELL TECHNOLOGIES, INC.

By:
         Name:
         Title:

PURCHASER:

CASTLE CREEK TECHNOLOGY PARTNERS LLC

By:      CASTLE CREEK PARTNERS LLC
Its:     Investment Manager

By:
    -------------------------------------------------------------------
         Name:             John D. Ziegelman
         Title:            Managing Member
         Address:          77 W. Wacker, Suite 4040
                           Chicago, IL 60601
         Telephone:        (312) 499-6900
         Telecopy:         (312) 499-6999

Jurisdiction: Illinois

Purchase Price $9,000,000

         Debenture Allocation:  $8,856,818
         Warrant Allocation:  $143,182
                  Number of Warrant Shares 409,091

MARSHALL CAPITAL MANAGEMENT, INC.

By:
         Name:
         Title:
         Address:



         Attention:
         Telephone:
         Telecopy:

Jurisdiction: _____________

Purchase Price $6,000,000

         Debenture Allocation:  $5,904,546
         Warrant Allocation:  $95,454
                  Number of Warrant Shares 272,727








CAPITAL VENTURES INTERNATIONAL
by HEIGHTS CAPITAL MANAGEMENT, as agent

By:
         Name:
         Title:
         Address:



         Attention:
         Telephone:
         Telecopy:

Jurisdiction: _____________

Purchase Price $5,000,000

         Debenture Allocation:  $4,920,454
         Warrant Allocation:  $79,546
                  Number of Warrant Shares 227,273








                          SECURITIES PURCHASE AGREEMENT
                       SCHEDULE OF EXHIBITS AND SCHEDULES

EXHIBIT A         Debenture
EXHIBIT B         Warrants
EXHIBIT C         Registration Rights Agreement
EXHIBIT D         Opinion of Counsel
EXHIBIT E         Irrevocable Instruction
EXHIBIT F         Solvency Certificate
EXHIBIT G         Right of First Refusal Letter
EXHIBIT H         Amendment to Loan Agreement
EXHIBIT I         Security Agreement

SCHEDULE 3.2      Necessary Authorization or Consents
SCHEDULE 3.3      Other Convertible Securities
SCHEDULE 3.6      Registration and SEC Documents
SCHEDULE 3.7      Certain Changes
SCHEDULE 3.8      Litigation
SCHEDULE 3.18     Key Employees
SCHEDULE 4.5      Restrictions on Issuance of Securities